                                                                   EXHIBIT 4.6.3

                                 LIMITED WAIVER

        THIS LIMITED WAIVER (this "Limited Waiver") is made and entered into as of February 20, 2003, by and among LEAP WIRELESS INTERNATIONAL, INC., a Delaware corporation (the "Company"), each GUARANTOR under the Indenture identified below (collectively, the "Guarantors"), and U.S. BANK NATIONAL ASSOCIATION, as trustee.

        Reference is made to:

            the Indenture (as amended and supplemented to date, the "Indenture"), dated as of February 23, 2000, among the Company, Cricket Communications Holdings, Inc., the other Guarantors thereunder, and U.S. Bank National Association (successor to State Street Bank and Trust Company), as Trustee (the "Trustee");

            the Secured Promissory Note, dated April 9, 2002, in the original principal amount of Eight Million Three Hundred Eighty Three Thousand Nine Hundred Forty One Dollars and Seventy Cents ($8,383,941.70), executed by the Company in favor of GLH Communications, Inc. (the "April 2002 Note");

            the Pledge Agreement, dated as of April 9, 2002, between the Company and GLH Communications, Inc. (the "Pledge Agreement"); and

            the January 31, 2003 scheduled payment of principal and interest owed by the Company in the amount of Six Hundred Five Thousand Three Hundred Seventeen Dollars and Four Cents ($605,317.04) under the April 2002 Note and the Pledge Agreement (the "Payment").

Terms used in this Limited Waiver with initial capital lettering and not defined herein are used herein as defined in the Indenture.

                                    RECITALS

        A. Section 6.01 of the Indenture provides, in part, that an Event of Default shall have occurred if "there occurs with respect to any issue or issues of Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons..., (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration...."

        B. Section 9.03 of the Indenture provides that the Company, each Guarantor and the Trustee may waive any existing default or compliance with any provision of the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Senior Notes or the Holders of at least a majority in aggregate principal amount at maturity of the outstanding Senior Discount Notes.

        C. The Company solicited and has received consents upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated February 11, 2003 and the accompanying Consent Letter from Holders representing at least a majority in aggregate principal amount of the outstanding Senior Notes and from Holders representing at least a majority in aggregate principal amount at maturity of the outstanding Senior Discount Notes to waive as described therein certain provisions of the Indenture.

        D. Section 9.05 of the Indenture provides that after a waiver becomes effective it thereafter binds every Holder.

        E. The Company and the Guarantors have requested, and the Trustee, in accordance with Section 9.03 of the Indenture, is willing to agree to a limited waiver of the provisions of Section 6.01 of the Indenture solely as set forth herein.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein set forth, and intending to be legally bound, each of the parties hereto agrees as follows:

        1. LIMITED WAIVER. In accordance with Section 9.03 of the Indenture, the Company, each Guarantor, and the Trustee waive the provisions of Section 6.01 of the Indenture with respect to any Default or Event of Default arising as a result of, or in connection with, any failure by the Company to make the Payment, including any Default or Event of Default arising as a result of or in connection with any exercise of remedies by GLH Communications, Inc., or any successor thereto, arising as a result of or in connection with any failure by the Company to make the Payment (collectively, the "Waived Defaults").

        2. EFFECT OF LIMITED WAIVER. The waiver set forth above is for the limited purposes set forth herein, and shall not obligate the Company, any Guarantor, the Trustee or any Holder to enter into, consent to or provide any future amendment, consent, waiver or departure from the terms and conditions of the Indenture.

        3. CONDITIONS TO EFFECTIVENESS. This Limited Waiver shall become effective as of the date first set forth above upon the occurrence of the following:

                (a) the Company, each Guarantor and Trustee shall have executed and delivered this Limited Waiver; and

                (b) the Holders of at least a majority in aggregate principal amount of the outstanding Senior Notes and the Holders of at least a majority in aggregate principal amount at maturity of the outstanding Senior Discount Notes shall have consented in writing to this Limited Waiver.

        4. APPLICABLE LAW. This Limited Waiver shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

        5. COUNTERPARTS. This Limited Waiver may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Limited Waiver.

        6. RESERVATION OF RIGHTS. Except as otherwise set forth above, the Holders reserve any and all rights, remedies, privileges and powers that they may have in connection with any Default or Event of Default arising under the provisions of the Indenture and applicable law, including but not limited to any other default arising out of or related to the April 2002 Note, but excluding the Waived Defaults. This Limited Waiver is not, and shall not be deemed to be, a waiver of any Defaults or Events of Default, or any rights, remedies, privileges or powers arising under the Indenture, except in each case with respect to the Waived Defaults.

        7. INDEMNIFICATION OF TRUSTEE. The Company and the Guarantors jointly and severally shall indemnify each of the Trustee, any predecessor Trustee and its agents, employees, officers, directors and shareholders for and hold the same harmless against, any and all losses, liabilities or expenses (including, without limitation, reasonable attorneys' fees and expenses and taxes other than taxes based upon the income of the Trustee) incurred by it in connection with this Limited Waiver, including the costs and expenses of defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim with counsel reasonably acceptable to the Trustee, and the Trustee shall cooperate in the defense at the Company's expense. The Trustee may have separate counsel of its selection and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee's own negligence or bad faith. In addition, the Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

        The obligations of the Company and the Guarantors under this Section 7 shall survive the resignation or removal of the Trustee and/or the satisfaction and discharge or termination of the Indenture.

        IN WITNESS WHEREOF, the parties hereto have caused this Limited Waiver to be executed by their respective authorized officers as of the day and year first written above.


THE COMPANY:                            THE GUARANTORS:
LEAP WIRELESS INTERNATIONAL, INC.       CRICKET COMMUNICATIONS HOLDINGS, INC.


By: /s/ S. D. HUTCHESON                 By: /s/ S. D. HUTCHESON
   -------------------------------         -------------------------------------
   Name:  S. D. Hutcheson                  Name:  S. D. Hutcheson
   Title: CFO                              Title: CFO


THE TRUSTEE:                            TELEPHONE ENTERTAINMENT, INC.


U.S. BANK NATIONAL ASSOCIATION,
     AS TRUSTEE                         By: /s/ HARVEY WHITE
                                           -------------------------------------
                                           Name:  Harvey White
                                           Title: CFO
By: /s/ MICHAEL M. HOPKINS
   -------------------------------
   Name:  Michael M. Hopkins
   Title: Vice President

                                        BACKWIRE.COM, INC.

                                        By: /s/ S. D. HUTCHESON
                                           -------------------------------------
                                           Name:  S. D. Hutcheson
                                           Title: CFO